Exhibit 5.1

Otter Tail Corporation
215 South Cascade Street, Box 496
Fergus Falls, MN 56538-0496

Ladies and Gentlemen:

Re:	Registration Statement on Form S-3

We have acted as counsel to Otter Tail Corporation, a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offer and sale by the Company from time to time of (i) its common shares, par value $5 per share (the “Common Shares”); (ii) its cumulative preferred shares, without par value (the “Cumulative Preferred Shares”); (iii) its depositary shares representing fractional interests in the Cumulative Preferred Shares and evidenced by depositary receipts (the “Depositary Shares”); (iv) its debt securities (the “Debt Securities”); (v) warrants to purchase Common Shares (the “Common Share Warrants”), Cumulative Preferred Shares (the “Preferred Share Warrants”) or Debt Securities (the “Debt Securities Warrants” and, together with the Common Share Warrants and Preferred Share Warrants, the “Securities Warrants”) and (vi) units consisting of two or more of the Common Shares, Cumulative Preferred Shares, Depositary Shares, Debt Securities or Securities Warrants, offered and sold together (“Units”), for an aggregate initial offering price of up to $200,000,000 (or the equivalent in foreign currencies, currency units or composite currencies). In addition to any Common Shares, Cumulative Preferred Shares, Depositary Shares and Debt Securities that may be issued directly, the Registration Statement also relates to the offer and sale by the Company of such indeterminate number of Common Shares, Cumulative Preferred Shares, Depositary Shares and Debt Securities as may be issued upon conversion or exchange of Cumulative Preferred Shares, Depositary Shares or Debt Securities, as the case may be, for which no separate consideration will be received by the Company. The Common Shares, Cumulative Preferred Shares, Depositary Shares, Debt Securities, Securities Warrants and Units are herein collectively referred to as the “Securities.”

For purposes of this opinion we have examined the following:

(a)	the Restated Articles of Incorporation, as amended, of the Company (the “Articles”);

(b)	the Restated Bylaws, as amended, of the Company (the “Bylaws”);

(c)	resolutions of the Board of Directors of the Company adopted on June 3, 2004 (the “Resolutions”);

(d)	the Indenture (For Unsecured Debt Securities) dated as of November 1, 1997 between the Company and U.S. Bank National Association (formerly First Trust National Association), as trustee (the “Indenture”); and

(e)	the Registration Statement, including the prospectus included therein (the “Prospectus”), which provides that it will be supplemented in the future by one or more supplements to the Prospectus (each a “Prospectus Supplement”).

We have also examined such other documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.	The Company has the authority pursuant to its Articles to issue up to 50,000,000 Common Shares. Upon adoption by the Company’s Board of Directors (the “Board”) or a duly constituted and empowered committee thereof (a “Committee”) of resolutions in sufficient form and content under the Minnesota Business Corporation Act (the “MBCA”), as then in effect, and the Company’s Articles and Bylaws, as then in effect, to authorize a particular issuance of Common Shares (including any issuance of Common Shares (i) upon the exchange or conversion of any validly issued, fully paid and nonassessable Cumulative Preferred Shares or Depositary Shares that are exchangeable or convertible into Common Shares, (ii) upon the exchange or conversion of any Debt Securities representing valid and legally binding obligations of the Company that are exchangeable or convertible into Common Shares or (iii) upon the exercise of any validly issued Securities Warrants exercisable for Common Shares) and upon the issuance and delivery of and payment for such Common Shares in the manner contemplated by such resolutions and by the Registration Statement, the Prospectus and the related Prospectus Supplement, such Common Shares will be validly issued, fully paid and nonassessable.

2.	The Company has the authority pursuant to its Articles to issue up to 1,500,000 Cumulative Preferred Shares, 250,000 of which have been reserved for issuance as the Company’s Series A Junior Participating Preferred Stock. Upon the due designation of a series or class of Cumulative Preferred Shares by the Board or a Committee in accordance with the MBCA, as then in effect (including without limitation the filing of the resolutions designating such series or class), and the Company’s Articles and Bylaws, as then in effect, and adoption by the Board or a Committee of resolutions in sufficient form and content under the MBCA, as then in effect, and the Company’s Articles and Bylaws, as then in effect, to authorize a particular issuance of shares of such series or class of Cumulative Preferred Shares (including any issuance of shares of a series or class of Cumulative Preferred Shares (i) upon the exercise of any validly issued Securities Warrants exercisable for Cumulative Preferred Shares, (ii) upon the exchange or conversion of Debt Securities representing valid and legally binding obligations of the Company that are exchangeable or convertible into Cumulative Preferred Shares, (iii) upon the exchange of any validly issued, fully paid and non-assessable Depositary Shares for the number of Cumulative Preferred Shares represented by such Depositary Shares or (iv) by deposit under a deposit agreement) and upon the issuance and delivery of and payment for such Cumulative Preferred Shares in the manner contemplated by such resolutions and by the Registration Statement, the Prospectus and the related Prospectus Supplement, such Cumulative Preferred Shares of such series or class will be validly issued, fully paid and nonassessable.

3.	When (a) the Board or a Committee has adopted resolutions in sufficient form and content under the MBCA, as then in effect, and the Company’s Articles and Bylaws, as then in effect, to authorize the creation, issuance and delivery of any Depositary Shares, (b) a deposit agreement for the applicable Depositary Shares has been duly authorized, executed and delivered by the Company and the depositary and duly authorized, fully paid and nonassessable Cumulative Preferred Shares of the applicable series or class have been deposited in accordance with the terms of such deposit agreement, (c) the terms of the Depositary Shares as executed and delivered conform to the terms of such deposit agreement and are as described in the Registration Statement, the Prospectus and the related Prospectus Supplement and (d) the Depositary Shares have been issued and delivered by the Company against payment therefor in accordance with the terms of such resolutions and the applicable deposit agreement and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement, the Depositary Shares will be validly issued, fully paid and non-assessable.

4.	When (a) a particular series of Debt Securities has been duly established under the Indenture (including, without limitation, the adoption by the Board or a Committee of resolutions in sufficient form and content under the MBCA, as then in effect, and the Company’s Articles and Bylaws, as then in effect, authorizing the creation, issuance and delivery of such Debt Securities) and (b) the instruments representing such Debt Securities have been duly authenticated by the trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms of such resolutions and the Indenture and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement, such Debt Securities will constitute binding obligations of the Company.

5.	When (a) the Board or a Committee has adopted resolutions in sufficient form and content under the MBCA, as then in effect, and the Company’s Articles and Bylaws, as then in effect, to authorize the creation, issuance and delivery of any Securities Warrants, (b) a warrant agency agreement for the Securities Warrants has been duly authorized, executed and delivered by the Company and the warrant agent and (c) the instruments representing such Securities Warrants have been duly authenticated by the warrant agent and duly executed and delivered by the Company against payment therefor in accordance with the terms of such resolutions and the warrant agency agreement and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement, such Securities Warrants will constitute binding obligations of the Company.

6.	When (a) the Board or a Committee has adopted resolutions in sufficient form and content under the MBCA, as then in effect, and the Company’s Articles and Bylaws, as then in effect, to authorize the creation, issuance and delivery of any Units (and the other Securities constituting a part of such Units), (b) an agreement for the applicable Units has been duly authorized, executed and delivered by the Company and a purchaser of such Units and (c) such Units have been duly executed and delivered by the Company against payment therefor in accordance with the terms of such resolutions and the applicable unit agreement and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement, such Units will constitute binding obligations of the Company.

     The opinions set forth above are subject to the following qualifications and exceptions:

(a)	Our opinions stated above are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws of general application affecting creditors’ rights.

(b)	Our opinions stated above are subject to the effect of general principals of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c)	In rendering the opinions set forth above, we have assumed that, at the time of the authentication and delivery of a series of Securities, (i) the Resolutions and any other applicable resolutions referred to above will not have been modified or rescinded, (ii) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities, the Registration Statement and any required post-effective amendment thereto, (iii) the Registration Statement, the Prospectus and any and all Prospectus Supplements required by applicable law have all become effective under the Securities Act of 1933, as amended, and will continue to be effective, (iv) such Securities will be issued and sold with such terms and in such manner as is described in the Registration Statement (as amended from time to time), the Prospectus included therein (as amended from time to time) and any related Prospectus Supplement and in compliance with the Securities Act of 1933, as amended, the rules and regulations thereunder, the Trust Indenture Act of 1939, as amended, the rules and regulations thereunder, and any applicable state securities laws, all as then in effect, (v) if the Securities are Debt Securities, the relevant indenture or indentures will have been qualified under the Trust Indenture Act of 1939, as amended, and will continue to be so qualified, (vi) none of the particular terms of a series of Securities will violate any applicable law and (vii) neither the issuance and sale of such Securities nor the compliance by the Company with the terms thereof will result in a violation of the Articles or Bylaws of the Company as then in effect, any agreement or instrument then binding upon the Company or any order then in effect of any court or governmental body having jurisdiction over the Company.

(d)	As of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion into United States dollars of the foreign currency or currency unit in which a particular Debt Security is denominated will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Debt Security would be required to render that judgment in the foreign currency or currency unit in which the Debt Security is denominated, and the judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

(e)	We express no opinion as to the enforceability of (i) provisions that relate to choice of law; (ii) waivers by the Company of any statutory or constitutional rights or remedies; or (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct.

(f)	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the laws of the States of Minnesota and New York and the federal laws of the United States of America.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Securities” contained in the Prospectus.

     Dated: June 4, 2004

Very truly yours,

                /s/ Dorsey & Whitney LLP